Exhibit 99
News	Ball Corporation 10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release		http://www.ball.com
Investor Contact:	Ann Scott	303.460.3537, ascott@ball.com
Media Contact:	Scott McCarty	303.460.2103, smccarty@ball.com

Ball Corporation Reports Third Quarter Earnings

BROOMFIELD, Colo., Oct. 28, 2004—Ball Corporation [NYSE:BLL] today reported third quarter earnings attributable to common shareholders of $101.7 million, or 90 cents per diluted share, on sales of $1.48 billion, compared to $68.8 million, or 61 cents per diluted share, on sales of $1.36 billion in the same period a year ago. Per share numbers are adjusted to reflect a two-for-one stock split that occurred in August 2004.

        The 2004 results include an after-tax gain of $4.2 million, or four cents per diluted share, related primarily to proceeds on asset dispositions in China being in excess of amounts included in a business consolidation charge taken in 2001. In 2003 the third quarter results included net after-tax costs of $7.7 million, or six cents per diluted share, comprised of $9.9 million for debt refinancing costs offset in part by a $2.2 million gain, also related to the consolidation activities in China.

        For the first nine months of 2004, Ball’s results were earnings of $239.2 million, or $2.10 per diluted share, on sales of $4.18 billion. A year earlier through three quarters Ball reported earnings of $174.6 million, or $1.53 per diluted share, on sales of $3.78 billion. The 2004 results include the third quarter after-tax gain of $4.2 million, or four cents per diluted share. The 2003 nine-month results included net after-tax costs of $8.6 million, or seven cents per diluted share, for the debt refinancing costs and business consolidation gain in the third quarter, as well as a first quarter 2003 charge related to the closure of a metal food can plant.

        R.  David Hoover, chairman, president and chief executive officer, said Ball experienced quarterly earnings improvement in all three of its business segments, in part due to the continued positive effects of cost containment and productivity improvement programs at work throughout the company.

        “Our North American and international packaging segment results were up despite a challenging environment in the packaging industry, upward pressure on raw material and other costs, the effects of hurricanes in the U.S. and generally poor summer weather in Europe,” Hoover said. “Aerospace segment results included a modest earnings improvement on continued strong sales growth in the quarter.”

North American Packaging Segment

        Third quarter results from the North American packaging segment were earnings of $101.5 million on sales of $983.1 million, compared to $83.3 million on sales of $907.7 million in the third quarter of 2003. For the first nine months, North American packaging segment earnings were $259.5 million on sales of $2.7 billion, compared to $219.2 million on sales of $2.5 billion a year ago.

        “Our metal food can sales grew by more than 25 percent in the quarter and we continued to recover from performance issues that plagued us a year ago,” Hoover said. “Our metal beverage can operations were disrupted somewhat in Florida and Puerto Rico by the spate of hurricanes during the quarter, but our plants, though closed at times so our employees could be home with their families, sustained no damage. Sales of plastic containers in the quarter included continued expansion of our line of bottles for hot-filled products such as juices.”

        Hoover said demand for beverage cans in sizes other than traditional 12- and 16-ounce cans continued to grow. As a result, Ball has announced plans to convert one of three lines in its Golden, Colo., beverage can plant from the manufacture of 12-ounce cans to the production of 24-ounce cans.

International Packaging Segment

        Third quarter earnings in the international packaging segment were $65.0 million, including a $6 million gain from the China business consolidation activities, on sales of $334.3 million, compared to the third quarter of 2003 when earnings were $58.6 million, including a gain of $3.3 million also related to China business consolidation activities, on sales of $326.4 million. For the first nine months, international segment results were earnings of $154.7 million on sales of $969.6 million, compared to $123.3 million on sales of $876.1 million a year earlier. Earnings per diluted share were improved by 2 cents in the third quarter and 7 cents for the first nine months due to a stronger euro versus a year ago.

        “A cool, wet summer in much of Europe after last year’s record heat resulted in reduced demand for beverage cans,” Hoover said. “That and the ongoing disruption caused by the German deposit issue make for a challenging environment. We continue to adjust and to develop new business opportunities, such as our beverage can plant under construction in Belgrade to serve the growing demand in southern and eastern Europe.”

        Results from Ball’s operations in China were up sharply in the quarter and for the first nine months of 2003. “We have made real progress in getting our China operations properly sized,” Hoover said. “We expect the restructuring to be completed in the fourth quarter, except for some final clearances from Chinese tax authorities.”

Aerospace and Technologies Segment

        The aerospace and technologies segment had third quarter earnings of $11.6 million on sales of $161.3 million, compared to $10.6 million on sales of $125.2 million in 2003. For the first nine months segment earnings were $34.8 million on sales of $491.9 million, compared to $37.7 million on sales of $383.0 million in the first nine months of 2003.

        “Our aerospace and technologies segment continues its rapid growth,” Hoover said. “Through the first nine months we have hired 500 employees in this segment as we keep our capabilities on pace with our business expansion. Demand for our core technologies has never been greater.”

        During the quarter, NASA selected Ball as part of a team that will design and potentially build a spacecraft for a possible robotic mission to service the Hubble Space Telescope. In the coming months, Ball Aerospace will work closely with the Hubble Space Telescope Project at NASA’s Goddard Space Flight Center to support a decision on whether such a mission will proceed.

Outlook

        “At the end of the second quarter we said we believed our second half results in 2004 could exceed our record first half results, when we earned $1.21 per diluted share,” Hoover said. “Our very strong third quarter certainly increases that likelihood, even though our fourth quarter this year will have five fewer accounting days than did the fourth quarter of 2003.

        “We are benefiting from our numerous actions and programs to control costs and keep operating efficiencies high while providing new package choices for our customers,” Hoover said. “The program we have announced for our Golden beverage can plant is but the latest of these steps and we have more in the planning stages.”

        Because of the company’s strong third quarter and year-to-date results, Raymond J. Seabrook, senior vice president and chief financial officer, said full-year free cash for 2004 should exceed $350 million.

        “We see attractive opportunities over the next couple of years to invest in our businesses through projects like the new can plant in Belgrade, our Golden line conversion, and expansion activities to accommodate growth in aerospace,” Seabrook said. “We expect to take advantage of those opportunities and in 2005 also anticipate repurchasing $200 million worth of our stock and further reducing our debt levels by at least $60 million. We have aggressively reduced our debt following the 2002 acquisition of Ball Packaging Europe to levels we feel are appropriate for our company.”

        Ball Corporation is a supplier of high-quality metal and plastic packaging products to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial markets. Ball employs more than 13,000 people worldwide and reported 2003 sales of $4.9 billion.

Conference Call Information

Ball Corporation [NYSE:BLL] will hold its regular quarterly conference call on the company’s results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-207-3341. International callers should dial 415-908-4737. To listen to the call via Web cast, please use the following URL for the live call and for replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=947525
For those unable to listen to the live call, a taped rebroadcast will be available until 11 p.m. Mountain Time on Nov. 4, 2004. To access the rebroadcast, dial 800-633-8284 (domestic callers) or 1-402-977-9140 (international callers) and enter 21209459 as the reservation number. A written transcript of the call will also be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements

The information in this news release contains “forward-looking” statements and other statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission, especially in Exhibit 99.2 in the most recent Form 10-K. These filings are available at the company’s Web site and at www.sec.gov. Factors that might affect the packaging segments of the company include fluctuation in consumer and customer demand; availability and cost of raw materials, particularly resin, steel, aluminum and energy, and the ability to pass on to customers changes in these costs; competitive packaging material availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; the German mandatory deposit or other restrictive packaging laws; changes in major customer contracts or the loss of a major customer; international business risks, such as foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting on earnings. Factors that might affect the aerospace segment include: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and associated integration activities; regulatory action or laws including environmental and workplace safety; governmental investigations; goodwill impairment; antitrust and other litigation; strikes; boycotts; increases in various employee benefits and labor costs; rates of return projected and earned on assets of the company’s defined benefit retirement plans; reduced cash flow; and interest rates affecting our debt.

25/04                                                                                                  ###

Condensed Financials (Third Quarter 2004)

Unaudited Statements of Consolidated Earnings

	Three months ended		Nine months ended
($ in millions, except per share amounts)	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003

Net sales (Note 1)	$1,478.7	$1,359.3	$4,177.4	$3,783.5

Costs and expenses
Cost of sales (excluding depreciation and
amortization)	1,196.4	1,105.0	3,402.4	3,094.1
Business consolidation gains (Notes 1 and 2)	(6.7)	(3.5)	(6.7)	(2.1)
Depreciation and amortization	56.7	49.9	162.7	151.3
Selling and administrative	63.0	64.6	201.8	181.8

	1,309.4	1,216.0	3,760.2	3,425.1

Earnings before interest and taxes (Note 1)	169.3	143.3	417.2	358.4

Interest expense before debt refinancing costs	(25.7)	(30.9)	(79.0)	(96.3)
Debt refinancing costs (Note 2)	--	(15.2)	--	(15.2)

Total interest expense	(25.7)	(46.1)	(79.0)	(111.5)
Tax provision	(46.3)	(29.1)	(108.6)	(78.3)
Minority interests	(0.3)	(0.2)	(0.8)	(0.7)
Equity in results of affiliates	4.7	0.9	10.4	6.7

Net earnings	$101.7	$68.8	$239.2	$174.6

Earnings per share (a):
Basic	$0.92	$0.62	$2.16	$1.56
Diluted	$0.90	$0.61	$2.10	$1.53

Weighted average shares outstanding (000's) (a):
Basic	110,620	111,328	110,907	111,917
Diluted	113,537	113,659	113,826	114,480

(a)	Per share and share amounts have been retroactively restated for the two-for-one stock split on August 23, 2004.

Condensed Financials (Third Quarter 2004)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Nine months ended
($ in millions)	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003
Cash Flows From Operating Activities:
Net earnings	$101.7	$68.8	$239.2	$174.6
Depreciation and amortization	56.7	49.9	162.7	151.3
Change in working capital	53.5	1.2	(109.7)	(198.6)
Withholding tax payment related to acquisition
(Note 3)	--	--	--	(138.3)
Other	(20.6)	47.5	(0.4)	49.2

	191.3	167.4	291.8	38.2

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(32.5)	(26.6)	(99.9)	(98.5)
Business acquisitions	--	--	(30.0)	(28.0)
Purchase price adjustment	--	3.3	--	31.1
Other	5.4	2.0	(1.0)	(7.1)

	(27.1)	(21.3)	(130.9)	(102.5)

Cash Flows From Financing Activities:
Net change in borrowings	(120.3)	(108.5)	(58.4)	(88.4)
Dividends	(11.1)	(8.4)	(27.8)	(18.4)
Purchase of common stock, net	(1.4)	(7.0)	(43.5)	(30.9)
Other	0.1	1.3	(0.4)	0.8

	(132.7)	(122.6)	(130.1)	(136.9)

Effect of exchange rate changes on cash	0.4	(4.9)	0.5	0.4
Increase (decrease) in cash	31.9	18.6	31.3	(200.8)
Cash-beginning of period	35.9	39.8	36.5	259.2

Cash-end of period	$67.8	$58.4	$67.8	$58.4

Condensed Financials (Third Quarter 2004)

Unaudited Consolidated Balance Sheets

($ in millions)	October 3, 2004	September 28, 2003
Assets
Current assets
Cash and cash equivalents	$67.8	$58.4
Receivables, net	517.5	554.4
Inventories, net	577.2	524.9
Deferred taxes and prepaid expenses	66.0	47.8

Total current assets	1,228.5	1,185.5
Property, plant and equipment, net	1,437.6	1,436.7
Goodwill	1,323.9	1,245.9
Other assets	361.9	353.8

Total assets	$4,351.9	$4,221.9

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$124.0	$150.6
Payables and accrued liabilities	893.0	794.4

Total current liabilities	1,017.0	945.0
Long-term debt	1,499.4	1,800.5
Other liabilities and minority interests	841.4	789.9
Shareholders' equity	994.1	686.5

Total liabilities and shareholders' equity	$4,351.9	$4,221.9

Notes to Condensed Financials (Third Quarter 2004)

($ in millions)
	Three months ended		Nine months ended
1. Business Segment Information	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003
Sales–
North American packaging
Metal beverage	$608.3	$597.3	$1,821.4	$1,739.1
Metal food	267.9	211.7	586.9	496.1
Plastic containers	106.9	98.7	307.6	289.2

	983.1	907.7	2,715.9	2,524.4

International packaging
Europe metal beverage	295.7	291.4	856.7	783.3
Asia metal beverage and plastic containers	38.6	35.0	112.9	92.8

	334.3	326.4	969.6	876.1

Aerospace and technologies	161.3	125.2	491.9	383.0

Consolidated net sales	$1,478.7	$1,359.3	$4,177.4	$3,783.5

Earnings before interest and taxes (A)–
North American packaging	$101.5	$83.3	$259.5	$219.2
International packaging	65.0	58.6	154.7	123.3
Aerospace and technologies	11.6	10.6	34.8	37.7

Segment earnings before interest and taxes	178.1	152.5	449.0	380.2
Undistributed corporate costs	(8.8)	(9.2)	(31.8)	(21.8)

Earnings before interest and taxes	$169.3	$143.3	$417.2	$358.4

	Three months ended		Nine months ended
(A) Includes the following business consolidation gains (costs):	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003
North American packaging	$0.7	$--	$0.7	$(1.4)
International packaging	6.0	3.3	6.0	3.3
Aerospace and technologies	--	0.2	--	0.2

	$6.7	$3.5	$6.7	$2.1

Notes to Condensed Financials (Third Quarter 2004)

2.    Business Consolidation Activities and Debt Refinancing Costs

In the third quarter of 2004, the company recorded $6.7 million of earnings ($4.2 million after tax) related to the recovery of amounts previously written-down included in a business consolidation charge taken in a prior period. In China, proceeds of $6.0 million primarily on asset dispositions were higher than anticipated, and the relocation of the U.S. plastic packaging operations from Atlanta to Colorado cost $0.7 million less than planned.

In the third quarter of 2003, the company recorded $3.5 million of earning ($2.2 million after tax) related to the completion of China and Aerospace business consolidation activities commenced in 2001. Also in the third quarter 2003, the company used the proceeds from a $250 million privately placed addition to its existing 6.875 percent senior notes due December 2012 to redeem its 8.25 percent senior subordinated notes that were due in 2008. This debt refinancing resulted in a third quarter after-tax charge of $9.9 million.

In the first quarter of 2003, a net business consolidation charge of $1.4 million ($0.9 million after tax) was recorded primarily for the closure of a metal food container plant.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Nine months ended
($ in millions, except per share amounts)	Oct. 3, 2004	Sept. 28, 2003	Oct. 3, 2004	Sept. 28, 2003
Net earnings as reported	$101.7	$68.8	$239.2	$174.6
Business consolidation gains, net of tax	(4.2)	(2.2)	(4.2)	(1.3)
Debt refinancing costs, net of tax	--	9.9	--	9.9

Net earnings before the above items	$97.5	$76.5	$235.0	$183.2

Per basic share before the above items (a)	$0.88	$0.69	$2.12	$1.64

Per diluted share before the above items (a)	$0.86	$0.67	$2.06	$1.60

(a)	Per share amounts have been retroactively restated for the two-for-one stock split on August 23, 2004.

Ball’s management segregates the above items related to closed facilities and debt refinancing to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statement of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings.

3.    Free Cash Flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Reconciliations are provided on projected measures where the GAAP financial measure is available without unreasonable effort. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities less additions to property, plant and equipment; however it may be adjusted for items that affect comparability between periods. An example of such an item excluded in 2003 is the $138.3 million withholding tax payment liability assumed in the acquisition of Ball Packaging Europe in December 2002. Because the seller paid the cash into the company prior to the acquisition to fund this payment, which was not made until January 2003, we believe this is not a comparable free cash outflow of the company as this cash outflow was funded by the seller. Therefore, we exclude it from our 2003 free cash flow measure. We currently do not have any 2004 adjustments. Cash flow from operating activities is the most comparable GAAP term to free cash flow and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Based on our current 2004 capital spending forecast of $175 to $200 million, our projected 2004 free cash flow should exceed $350 million.